Exhibit 99.3

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

CR-13-22

THE GEO GROUP, INC. PRICES $250 MILLION OFFERING

OF SENIOR UNSECURED NOTES DUE 2022 AT 5 7/8%

Boca Raton, Fla. – September 19, 2013 — The GEO Group (NYSE: GEO) (“GEO”) announced today the pricing of its offering of $250,000,000 aggregate principal amount of senior unsecured notes due 2022 (the “Notes”). The Notes will be issued with a coupon and yield to maturity of 5 7/8%. The sale of the Notes, which is subject to customary closing conditions, is expected to be completed on October 3, 2013.

GEO intends to use the net proceeds to fund the repurchase, redemption or other discharge of its 7 3⁄4% senior notes due 2017, for which it is conducting a cash tender offer, and pay related fees, costs and expenses, and any unused amounts for general corporate purposes.

The notes will be offered in the United States only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements regarding GEO’s intention to issue the notes and its intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in GEO’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in GEO’s Securities and Exchange Commission filings, including GEO’s reports on Form 10-K and Form 10-Q filed with the Commission. GEO wishes to caution readers that certain important factors may have affected and could in the future affect GEO’s actual results and could cause GEO’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of GEO, including the risks that the offering of the notes cannot be successfully completed or that the cash tender offer cannot be successfully completed. GEO undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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Contact: Pablo E. Paez	(866) 301 4436
Vice President, Corporate Relations